Exhibit 12.1

Calculation of Ratio of Earnings to Fixed Charges

                                                     Year Ended September 30,                         Three months ended
                                                                                                         December 31,

                                    1996         1997          1998         1999         2000         1999         2000
                                 ------------ ------------ ------------- ----------- ------------- ------------ ------------
Income before taxes                  456,230      615,713       676,284     574,084    739,591         180,950      196,664

Fixed charges:

  Interest expense                    36,866       46,563        40,349      30,611        25,322        6,154        6,096

  Interest factor on rent              8,085        9,202        12,416      12,953        19,170        4,426        4,303
-------------------------------- ------------ ------------ ------------- ----------- ------------- ------------ ------------

Total fixed charges                   44,951       55,765        52,765      43,564        44,492       10,580       10,399

Earnings before fixed charges
and taxes on income                  501,181      671,478       729,049     617,648       784,083    191,530      207,063
================================ ============ ============ ============= =========== ============= ============ ============

Ratio of earnings to fixed          11.1         12.0          13.8         14.2         17.6         18.1         19.9
charges
